Exhibit 10.1

NAME AND LIKENESS AND LICENSE AGREEMENT

This Name and Likeness and License Agreement (this “Agreement”) is made to effective as of August 1, 2018 (“Effective Date”), by and between Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, a Colorado limited liability company, (“Licensor”), CWB Holdings, Inc., a Colorado corporation (“CWB”), and Charlotte’s Web Holdings, Inc., a British Columbia corporation (“Pubco” and together with CWB, the “Licensees”). Licensor and Licensees shall be referred to herein collectively as the “Parties” and each may be referred to individually as a “Party.”

RECITALS

WHEREAS, Licensor is the proprietor of the right of publicity to the names of Josh, Joel, Jesse, Jonathan, Jordan, Jared, and J. Austin Stanley (the “Brothers”) and jointly in the name the “Stanley Brothers”, “by Stanley Brothers, “from Stanley Brothers” and related uses of the “Stanley Brothers” name (the “Name”);

WHEREAS, the Brothers are the founders of CWB, formed for the purpose of manufacturing, marketing and selling hemp CBD, hemp cannabinoids with tetrahydrocannabinol dry weight equal to or less than 0.3%, hemp-supplemented non-alcoholic drinks and hemp dietary supplements, hemp topicals, hemp foods with the exception of those formulated with Marijuana (as defined below), hemp lotions or hemp pet products, or hemp soaps, either currently in production or as may be produced and sold in the future (the “Business”);

WHEREAS, prior to the founding of CWB, the Brothers have operated and continue to operate other businesses including employment, investment, consulting, managing, developing, producing, distributing, marketing, promoting, branding or any other activity related to a company or business engaged in hemp based or infused alcohol or spirits, vaporizable hemp products; medicinal or recreational marijuana (cannabis with greater than 0.3% tetrahydrocannabinol dry weight, “Marijuana”) products, including but not limited to, Marijuana derivatives and supplements formulated with Marijuana and biotech/pharmaceutical formulation excluding such formulations that contain cannabinoids from hemp, which have also owned and generated certain intellectual property, relevant to the cultivation and manufacturing of Marijuana, including for clarity, Marijuana extraction and dilution methods and specific Marijuana cultivars, processes and genetics created and marketed prior to the formation of CWB, but not including any processes or genetics of hemp currently used or owned by CWB and created and marketed after the formation of CWB (“Marijuana Use”);

WHEREAS, Licensees own and use the brands “Charlotte’s Web” and “CW” and associated logos (collectively the “CW Brands”) and since 2013 has used the words “by the Stanley Brothers” or “Stanley Brothers” in connection with the Business and the CW Brands;

WHEREAS, Licensees desire to continue to utilize the Name and likeness of the Brothers in connection with the sale and advertising of goods and services and Licensor desires to grant to Licensees, and Licensees desire to accept, a license for such continued use; and

WHEREAS, CWB preparing to complete a merger pursuant to an agreement and plan of merger by and among CWB, PubCo and Pubco’s wholly-owned subsidiary, Stanley Brothers, Inc. (“MergeCo”) pursuant to which CWB will merge with and into MergeCo in exchange for the shareholders of CWB receiving securities of PubCo (the “Merger”) and Pubco will conduct a public offering of securities and related listing on the Canadian Securities Exchange (“Initial Public Offering”) and in connection with the Initial Public Offering Licensees desire to continue to work with Licensor and the Brothers to advertise and market the Name and Likeness (as defined herein) in connection with the Business and to continue to license the Name and Likeness of the Brothers, all subject to the terms and conditions set forth herein.

WHEREAS, CWB filed and owns multiple trademark applications in the United States and Canada, including filings for the CHARLOTTE’S WEB BY THE STANLEY BROTHERS (Serial No. 87/049,355) and CW CHARLOTTE’S WEB BY THE STANLEY BROTHERS (Serial No. 87/049,342) marks in the United States, and the STANLEY BROTHERS logo (Serial No. 1,782,505) and STANLEY BROTHERS logo (Serial No. 1,782,555) in Canada (all four applications, collectively, the “Composite Mark Applications”);

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

AGREEMENT

1.            License Grant.

(a)           Name and Likeness License Grant.

(i)              Pursuant to the terms and conditions of this Agreement, Licensor hereby grants to Licensees, at Licensees’ option, a non-exclusive (except as set forth herein), worldwide right and license to use the Name, together with renderings of each Brother’s voice, image, and likeness, and all attributes of each Licensor’s personality and appearance (collectively, the “Likeness”), including any right of publicity, in connection with creation, development, manufacturing, operation, promotion, distribution, and sales of products under the Business and in connection with products under the Business Licensees will not use the Name or Likeness as a domain name, social media account name, or corporate name, without the prior written consent of Licensor.

(ii)             During the Term of this Agreement and for a one-year period thereafter, Licensor agrees that it will not use the Name or Likeness in connection with any products (excluding clothing bearing hemp-related themes, e.g., t-shirts) as a Competitor of the Business. Licensor further agrees that it will not license, authorize or permit the use of the Name or Likeness by any other individual, entity, or business that is a Competitor with the Business. For purposes of this Agreement, a “Competitor” is any person or entity that engages in a business that is the same or otherwise competes with the Business or any part thereof. For the avoidance of doubt, the Brothers and Licensor may continue to use the Name and Likeness for Licensor’s and the Brothers’ own purposes which do not compete with the Business, including but not limited to, engaging in any Business that is not a Competitor. For clarity, engaging in any activity related to any Marijuana Use or any activity related to production, distribution and promotion of media, including, but not limited to photographs, motion pictures, documentaries, social media, television, radio and Internet shows and appearances, webcasts, podcasts, live streaming events, YouTube channels, Twitter accounts, blogs, websites, mobile phone applications and any other media-related products whether on television, radio, or the Internet (“Media”) related to Name and Likeness, other than in relation to a Competitor, including any Media produced, distributed and promoted for any Marijuana Use, which may include the Name and Likeness, will not be prohibited pursuant to the terms of this Agreement.

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(iii)           For avoidance of doubt, Licensees acknowledge: (A) that the Name and Likeness license granted herein by Licensor does not extend to any photographs, videos, or other media in which Licensor does not hold the copyright; (B) that Licensor is unable to grant a license to such photographs, videos, or other media; and (C) that it is Licensees’ sole responsibility and obligation to obtain any necessary licenses to use or otherwise exploit such photographs, videos, or other media.

(iv)           Licensees acknowledge that Licensor and the Brothers are engaged in ongoing Media projects and appearances that may relate to their involvement with Licensees and their Business and, subject to Section 5(b)(vi), nothing in this Agreement shall be construed as giving the Licensees any rights to censure, direct, review, approve or otherwise be involved in such Media provided that Licensor and the Brothers provide statements in any produced Media related to Licensees or their Business that “the opinions expressed are those of [Stanley Brothers/name of Brothers] and do not represent the opinions of Stanley Brother affiliates, CWB Holdings Inc., Charlotte’s Web or any related entities.”

(v)            Licensor shall cause each of the Brothers to execute the Inducement Letter set forth in Schedule A. Any obligation set forth herein requiring an act or omission of the Brothers shall be deemed a covenant of Licensor to cause the Brothers to act or omit from acting accordingly, and any obligation set forth herein requiring an act or omission of Licensor shall be deemed a covenant of the Brothers to act or omit from acting accordingly. Licensor represents and warrants that Licensor exclusively owns the rights to the use of both the collective and individual name, image, likeness, voice, caricature and signature, including any derivation of any of the foregoing, of the Brothers and all other publicity rights relating to the Brothers. Licensor hereby confirms that it has the undivided and indivisible rights to the foregoing. Licensor further represents and covenants that each Brother will be bound by the obligations, undertakings, limitations, and prohibitions on Licensor and/or the Brothers under this Agreement, and that Licensor will take all necessary steps to ensure that each Brother remains in compliance with the terms set forth herein. Licensor shall, upon reasonable request of Licensees or their representative, take prompt actions as may be reasonably required by Licensees or its assignees or licensees to ensure that each Brother adheres to the obligations, undertakings, limitations, and prohibitions set forth in this Agreement.

(b)          Trademark License Grant.

(i)              Licensor grants to Licensees the exclusive right to use, at the Licensees’ option, the Name and Likeness as a component of Licensees’ CW Brands, as set forth in Schedule B hereto, solely in connection with: (A) the goods and services identified in the trademark filings; and (B) the creation, development, manufacturing, operation, promotion, distribution, and sales of products under the Business.

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(ii)             Licensees acknowledge and agree that Licensor has the right and obligation to maintain and protect the image and reputation of the Name and Likeness in connection with the Business, and that Licensees will only use the Name and Likeness in connection with the Business. To the extent Licensees use the Name and Likeness in connection with the sale of products under the Business, those products will (i) for current product types, be of a quality compliant with and subject to current Good Manufacturing Practices (“cGMP”), with any changes to such formulations for existing products to be reasonably approved by the Licensor and consistent with good manufacturing quality standards , (ii) for any new product types, be of a quality and standard equal to current products, and in accordance with a standard of quality and prestigious image reasonably acceptable to the Licensor. For the avoidance of doubt, nothing in this Agreement grants Licensor or the Brothers a right to inspect or challenge the quality of products that are not offered or sold in connection with the Name and Likeness.

(iii)            Subject to reasonable approval of Licensee, Licensor will be entitled, at its own expense and with at least seven (7) business days’ advance notice, at any time during business hours but for no longer than four (4) hours, to inspect the Business in order to ensure that the products offered under the Business in connection with the Name and Likeness adhere to the quality control provisions of this Agreement. If Licensor demonstrates that any such products do not meet this standard of quality, Licensor shall notify Licensees of the same, and within thirty (30) days of receipt of such notice, the Parties shall meet and confer regarding such issues and potential solutions thereto, with Licensees undertaking good faith efforts to deal with all reasonable concerns. Licensor will be entitled to conduct one such inspection every fiscal quarter at the Licensor’s expense, including engagement of a third-party audit firm, subject to reasonable approval of Licensor, for quality control inspections. Licensee shall conduct, at the expense of Licensee, one annual third-party audit for cGMP compliance. Licensee shall ensure the third-party auditing organization it selects is qualified.

(c)           Licensor Content License Grant.

(i)              If, and to the extent, Licensor provides Licensees with any content created exclusively by Licensor (“Licensor Content”), then, upon the terms and subject to the conditions of this Agreement, Licensor hereby grants to Licensees a non-exclusive right and license to use, copy, reproduce, compile, distribute, transmit, broadcast, display, exhibit, project, and otherwise exploit the Licensor Content alone, or in composite and/or conjunction with other materials, including without limitation, audio, video, animation, text, and graphics, by any means, methods, and technologies now known or hereafter to become known, solely in connection with the creation, development, manufacturing, operation, promotion, distribution, and sales of products under the Business.

(ii)             Licensees acknowledge that the license to the Licensor Content granted herein: (A) does not apply to any third-party materials Licensees choose to combine with the Licensor Content; (B) that Licensor is unable to grant a license to such third-party materials; and (C) that it is Licensees’ sole responsibility and obligation to obtain any necessary licenses to use or otherwise exploit such third-party materials.

(iii)            Licensees must obtain prior approval from Licensor to create and exploit derivative works based solely on Licensor Content. Licensor shall not unreasonably withhold or delay its approval of such works. For the avoidance of doubt, Licensor shall not prohibit Licensees from incorporating or using any Licensor Content in marketing or promotional materials for the sale of products under the Business, nor shall Licensor require prior approval for such use.

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(d)           Right of Pre-Approval. Licensees agree to provide all materials featuring use of any of the Name and Likeness and/or the Licensor Content (collectively, the “Licensed IP”) to Licensor for written approval before Licensees begin making use of such materials; provided that: (A) Licensees are not required to submit for approval the use of the Name and Likeness already in use as reflected on Licensees’ current products or Licensees’ website which are hereby deemed approved by Licensor; (B) Licensees are not required to submit revised versions of such materials to Licensor for approval, provided that such materials are substantially similar to materials that have already been approved by Licensor; and, (C) Licensor will not unreasonably withhold or delay its approval.

(e)           Marijuana Use. Licensees acknowledge the Marijuana Use and agree that nothing contained in this Agreement grants Licensees any rights in relation to any intellectual property generated in relation to the Marijuana Use, whether generated prior hereto or hereafter, and nothing herein will be interpreted as restricting the use of any of the intellectual property related to the Marijuana Use by the Licensor or the Brothers. Licensees acknowledge that Licensor and the Brothers were engaged in the Marijuana Use prior to this Agreement with the Licensees and Licensees agree that the Licensees have no interest in any intellectual property related to Marijuana Use conceived or developed prior to the date of this Agreement and hereby waive any rights to seek to have such intellectual property assigned to the Licensees or seek other compensation or pursue any claims in relation to such intellectual property. For the avoidance of doubt, Licensor acknowledges and agrees that, with the exception of alcoholic formulations, the Brothers have assigned or will assign any and all hemp related intellectual property they may have created, whether able to be registered or not, to CWB. Notwithstanding the foregoing, CWB shall, separate and apart from this Agreement, enter into a licensing agreement to allow Licensor to use certain CWB owned hemp genetics in Licensor’s products that qualify as Marijuana, for distribution through state legal marijuana dispensaries

2.            Business Promotion / Appearances.

(a)           Joint Objectives. The parties agree to cooperate with each other in good faith to develop and promote the Business for the Term of this Agreement.

(b)           Licensor Obligations. Each Brother agrees to make himself available for in-person external appearances (e.g., participation at a trade show) and internal appearances (e.g., visits to Licensees’ premises, Licensees’ parties, or Licensees’ events) as dictated by each Brother’s employment agreement, which shall be executed subsequent to this Agreement. Each Brother will participate in media interviews related to the Business as reasonably requested by the Licensees’ public relations director or agent(s) upon reasonable notice, and as dictated by each Brother’s employment agreement.

(c)           Reimbursement. If any Brother is required to travel for any filming, appearances or media interviews, Licensees agree to reimburse such Licensor for his reasonable travel expenses, including without limitation, airfare or mileage, hotel charges, rental car charges, meals, and entertainment expenses.

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(d)          Licensees agree to reimburse the Licensor for any costs or expenses incurred by Licensor, either directly or through one of the Brothers for the production or reproduction of (i) any materials, including but not limited to, photographs, videos, movies, posters, prints, flyers, brochures, information circulars or any other documents or materials in any form or kind of media (“Materials”), produced by the Licensor or any of the Brothers at the direction of Licensees in relation to the appearances, media interviews or other activities conducted by the Brothers at the direction of the Licensees or otherwise used by the Licensees in the Business or (ii) any Materials produced by the Licensor or any of the Brothers not at the direction of the Licensees but which the Licensees subsequently determines to use in connection with the appearances, media interviews or other activities conducted by the Brothers or otherwise used by the Licensees in the Business.

(e)           There shall be no royalty fees for the Name and Likeness for the Term of this agreement.

3.            Voluntary Use.

Nothing in this Agreement shall require the Licensees to use the Name and Likeness or any intellectual property licensed under this Agreement. For the avoidance of doubt, Licensees are not obligated to use the Name and Likeness or Licensor Content in connection with the sale of products.

4.            Commitment to and Dictation of Charitable Contributions.

For the term of this Agreement, Pubco agrees to a commitment of charitable contributions and to ultimately seek the approval of B Corporation status. Licensees agree to appoint Matt Lindsey and Jesse Stanley as the “Corporate Social Responsibility Committee”, which shall have sole discretion over the direction of the CWB’s previously committed 2%, pre-corporate tax earnings, charitable contributions. Notwithstanding the foregoing, these contributions and the decision to seek B Corporation status will be subject to the Board’s review in the exercise of its fiduciary duties.

5.            Representations and Warranties.

(a)           Licensees Representations and Warranties. Licensees each represent and warrant to Licensor that:

(i)              Such Licensee has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and its board of directors has duly authorized the execution and delivery of this Agreement and the completion of its obligations hereunder;

(ii)             This Agreement has been duly executed and constitutes a valid and binding obligation of such Licensee, enforceable by Licensor against such Licensee in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. There are no other agreements, written or oral, with any third party in conflict herewith;

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(iii)            The execution and delivery by such Licensee of this Agreement and the performance by it of its obligations hereunder and the completion of its obligations hereunder will not violate, conflict with or result in a breach of any provision of the organizational documents of such Licensee or its subsidiaries and will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, authorization, license or permit to which such Licensee or its subsidiaries is a party or by which such Licensee or its subsidiaries are bound; or (ii) any law, regulation, rule or order of any governmental entity to which such Licensee or its subsidiaries are subject or by which such Licensee or its subsidiaries are bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, authorization, deed of trust, mortgage, bond, instrument, license or permit of such Licensee or its subsidiaries; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, authorization, deed of trust, mortgage, bond, instrument, license or permit, or result in the imposition of any encumbrance, charge or lien upon any of such Licensee’s assets or the assets of its subsidiaries;

(iv)           Except as otherwise provided herein, no authorization, consent or approval of, or filing with, any governmental entity or any court or other authority is necessary on the part of such Licensee for the consummation by such Licensee of its obligations in connection with this Agreement; and

(v)             There are no claims, litigation, or other proceedings pending or threatened against such Licensee which would adversely affect the rights of Licensor hereunder.

(b)           Licensor’s Representations and Warranties. Licensor represents and warrants to Licensees that:

(i)              Licensor has the requisite company power and authority to enter into this Agreement and to perform its obligations hereunder and its board of managers has duly authorized the execution and delivery of this Agreement and the completion of its obligations hereunder;

(ii)             This Agreement has been duly executed and constitutes a valid and binding obligation of Licensor, enforceable by Licensees against Licensor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. There are no other agreements, written or oral, with any third party in conflict herewith;

(iii)           The execution and delivery by Licensor of this Agreement and the performance by it of its obligations hereunder and the completion of its obligations hereunder will not violate, conflict with or result in a breach of any provision of the organizational documents of Licensor and will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, authorization, license or permit to which Licensor is a party or by which Licensor is bound; or (ii) any law, regulation, rule or order of any governmental entity to which Licensor is subject or by which Licensor is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, authorization, deed of trust, mortgage, bond, instrument, license or permit of the Licensor; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, authorization, deed of trust, mortgage, bond, instrument, license or permit, or result in the imposition of any encumbrance, charge or lien upon any of Licensor’s assets;

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(iv)           Except as otherwise provided herein, no authorization, consent or approval of, or filing with, any governmental entity or any court or other authority is necessary on the part of Licensor for the consummation by Licensor of its obligations in connection with this Agreement;

(v)            There are no claims, litigation, or other proceedings pending or threatened against Licensor which would adversely affect the rights of Licensees hereunder

(vi)           Licensor acknowledges and covenants that nothing in this Agreement shall limit or restrict Licensees’ right, title, and interest in and to any intellectual property, not specifically identified in this Agreement, excluding for clarity, intellectual property related to the Marijuana Use as provided herein. For the avoidance of doubt, Licensor acknowledges Licensees’ ownership and exclusive rights in the CHARLOTTE’S WEB, CW, CW SIMPLY, CW HEMP and Web Design marks, as well as Licensees’ right to file in its own name applications for trademark and service mark registrations in connection with these marks. Licensor agrees that it will not oppose or interfere with, or assist others in opposing or interfering with, Licensees’ use and registration of the CHARLOTTE’S WEB, CW, CW SIMPLY, CW HEMP and Web Design marks (or any similar variation thereof) and that Licensor shall not apply to register a mark that incorporates the CHARLOTTE’S WEB, CW, CW SIMPLY, CW HEMP or Web Design marks (or similar variation thereof). Nothing in this Paragraph shall prohibit the Brothers from mentioning the Licensee for the limited purpose of referring to the Brothers’ role as founders of Licensee; and

(vii)           To the knowledge of the Brothers, the use of the Name and Likeness for the existing product lines of the Business in the United States and Canada will not violate or infringe the rights of any third party. Except as provided in the immediately prior sentence, Licensor makes no representation or warranty with respect to whether the exploitation of the Name and Likeness is or will be free from infringement on a worldwide basis.

6.            Indemnification against Breach.

Each Party will defend, indemnify, and hold the other Party and their members, shareholders, partners, officers, managers, trustees, directors, employees, agents, and licensees, and assigns harmless from and against any claims, demands, actions, and/or proceedings which may be threatened and/or instituted by any person and/or entity against such parties which, if true, would constitute a breach of such party’s representations, warranties, or obligations set forth in this Agreement. With respect to any claim for indemnity pursuant to this Section 7, the Party making such claim shall notify the Party from whom it is seeking indemnification (the “Indemnifying Party”) of the claim in writing as soon practicable after becoming aware of the matter or claim. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnifying Party. The Indemnifying Party shall be entitled to assume and control (with counsel of its choice) the defense of such action, lawsuit, proceeding, investigation, or other claim at its sole cost and expense.

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7.             Ownership of Intellectual Property.

(a)           Licensees acknowledge Licensor’s exclusive rights of ownership of all right, title, and interest in and to the Name and Likeness. Licensees further acknowledge and agree that it will not at any time challenge or contest Licensor’s exclusive rights in or ownership of all rights in the Name and Likeness anywhere in the world, and will not take any action that is inconsistent with Licensor’s ownership of the Name and Likeness, including Licensor’s exclusive ownership of the right (subject to the license granted herein) to include the Name and Likeness in trademarks.

(b)          As soon as practicable following the Effective Date, but in no event later than 20 days following the Effective Date, Licensees will assign to Licensor any trademarks registrations or other properties it owns that exclusively use the Name and Likeness and abandon the pending Composite Mark Applications.

8.             Term and Termination.

(a)           Term. Unless otherwise terminated in accordance with the provisions of this Section 9, this Agreement shall commence on the Effective Date and shall continue for a period of thirty-six (36) months (the “Initial Term”).

(b)          Termination by Licensor for Cause. Licensor shall have the right to terminate this Agreement in the event of any of the following:

(i)              Licensees conduct themselves in a manner that brings Licensees or Licensor into material disrepute and degradation in the eyes of the public and the media;

(ii)             Licensees become subject to court-filed charges by any governmental entity for fraud, mismanagement, criminal activity, or other similar bad acts;

(iii)            Subject to Section 1(b)(iii) of this Agreement, Licensees fail to comply in material respects with the quality control provisions set forth herein with respect to the use of the Name and Likeness on products under the Business;

(iv)           Except in the Merger, Licensees enter into, or publicly announces its intention to enter into or support, any agreement, binding letter of intent, memorandum of understanding or other contract related to (i) the sale of all or substantially all of Licensees’ assets to a third-party(ies), (ii) any merger, consolidation, plan of arrangement, share exchange, tender offer or other acquisition of Licensees or its material subsidiaries where the voting shareholders of the Licensees would have less than 50% of the voting power of the resulting entity or (iii) any change in the ownership of more than 50% of the voting capital stock of the Licensees in one or more related transactions;

(v)             Except in the Merger, the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended) of 20% or more of the shares of the outstanding voting securities of the Pubco.

(c)           Termination by Licensee for Cause. Licensees shall have the right to terminate this Agreement if (i) any Brother is found guilty, whether by conviction or plea agreement, of a Class A or B federal felony crime or similar class felony crime under state or local laws, excluding any federal crimes for Marijuana cultivation, possession or distribution where such activities are being conducted in accordance with duly adopted state and local laws and regulations or (ii) upon material breach of Licensor’s obligations under this Agreement.

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(d)           Meet and Confer. If either Party believes the Agreement may be terminated for any of the reasons identified in this Section 9, the terminating Party shall notify the other Party of the same, and the Parties shall meet and confer within seven (7) business days regarding such issues and potential solutions thereto. If the Parties are unable, despite the reasonable and good faith efforts of both Parties, to resolve such issues within thirty (30) days of the receipt of such notice, the terminating Party may, for good cause, elect to terminate this Agreement.

(e)           Rights Upon Expiration or Termination. Licensees shall, within thirty (30) days of expiration or termination of this Agreement, cease all use of the Licensed IP, including without limitation, by taking the following actions (the actions, collectively “Debranding”):

(i)              updating all websites owned or controlled by Licensees to remove any reference to the Name and Likeness, including any use of the Name or Likeness in connection with the CW Brands;

(ii)             filing appropriate documents with all governmental bodies to amend or voluntarily abandon any trademark applications or registrations, business name filings or trade name filings in which the Name or Likeness are included;

(iii)            ceasing all use of any Licensee-Created Content that includes or is combined with Licensor Content in any media, for any purpose, and in any format; and

(iv)            transferring to Licensor any domain names, social media accounts (unless the names of such accounts can easily be changed), or other online identifiers that Licensor has allowed Licensees to register or obtain that consist of or contain the Name or Likeness.

Notwithstanding the foregoing, Licensees shall have one hundred eighty (180) days after termination to sell off any existing merchandise or inventory bearing the Name or Likeness.

9.            Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION, LOSS OF BUSINESS, BUSINESS INTERRUPTION, OR OTHER PECUNIARY LOSS), IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE LIMITATIONS OF THIS SECTION 8 SHALL NOT APPLY TO EITHER PARTY’S: (A) ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF OR (B) CONFIDENTIALITY OR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

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10.          Confidentiality. Each of the parties agrees that any documents or materials conveyed from one party to the other that is conspicuously marked as “Confidential” and the specific terms of this Agreement are confidential and shall not be disclosed to any other party for any purpose whatsoever, except to those employees, agents, advisors, current or potential investors or lenders, or current or potential acquirers who have a need to know and who have been informed of such party’s obligations under this Agreement and have agreed not to disclose such information or except in response to a valid order by a court or other governmental body, where otherwise required by law or where necessary to establish or confirm the rights of either party under this Agreement.

11.           General Provisions.

(a)           Unique Services. Licensees acknowledge that the services to be furnished by Licensor and the rights and privileges granted to Licensees hereunder are of a special, unique, and unusual character which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and that, in the event of any material breach by any party of any of the provisions hereof, the other party shall be entitled to injunctive and other equitable relief to prevent such breach. The foregoing provisions shall not constitute a waiver by either party of any right which such party may have to damages or other relief.

(b)           Entire Agreement. This Agreement sets forth the entire agreement between the parties in connection with the subject matter hereof and thereof and incorporates, replaces, and supersedes all prior agreements, promises, proposals, representations, understandings, and negotiations, written or not, between the parties in connection therewith.

(c)           Assignment. No party shall assign or sublicense its rights under this Agreement to any third party, without first obtaining the other parties written consent. This provision shall not prohibit a transfer by operation of law of all of the rights and obligations under this Agreement related to any corporate reorganization of Licensees.

(d)           Relationship of the Parties. Nothing in this Agreement shall constitute a partnership, joint venture, or franchisor/franchisee relationship between the parties and no party shall be deemed an agent of the other. No party shall have authority to bind or otherwise obligate any other party.

(e)           Binding Effect. This Agreement is binding on and inures to the benefit of the parties and, as the case may be, their respective affiliates, heirs, executors, administrators, legal representatives, successors, employees, agents, and assigns, or their respective owners, partners, officers, directors, shareholders, employees, agents, representatives, insurers, successors, and permitted assigns.

(f)           Notices. All notices and other communications under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be delivered or transmitted by reliable overnight courier or other reliable delivery service, and shall be addressed as follows:

If to Licensor:

Dorsey & Whitney LLP

Attention: Jason K. Brenkert

1400 Wewatta Street, Suite 400

Denver, CO 80202

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If to Licensees:

Charlotte’s Web Holdings, Inc.

Attention: Chief Executive Officer

2425 55th Street, Suite 200

Boulder, CO 80301

With copy to:

Cooley LLP

c/o Charlotte’s Web Holdings, Inc.

Attention: David J. Wittenstein

1299 Pennsylvania Avenue, NW Suite 700

Washington, DC 20004

Such notices and other communications shall be deemed given on the day on which received or upon tender and rejection. Any party may change his or its address for receipt of notices and requests hereunder by notice duly given to the other party in accordance with these provisions.

(g)           Choice of Law, Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally agrees and consents to submit to the non-exclusive personal jurisdiction of the U.S. federal and state courts located in Denver County, Colorado for purposes of disputes arising under this Agreement.

(h)           Modification. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

(i)            Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

(j)            Severability. If any provision of this Agreement is found to be prohibited by law and invalid, or for any reason such provision is held unenforceable, in whole or in part, that provision shall be considered severable and its invalidity or unenforceability shall not affect the remainder of this Agreement, which shall continue in full force and effect.

(k)           Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement. Documents signed and transmitted through electronic means that accurately reproduce the content of this Agreement at the time it was executed (e.g. DocuSign, rightfax, PDF, etc.) shall be considered binding manifestations of assent to the terms and conditions of this Agreement.

[Signature page follows]

CW-Stanley Name & Likeness Agreement	Page 12 of 15

IN WITNESS WHEREOF, the parties have executed this Agreement individually or by their duly authorized representative as of the dates below, to be effective as of the Effective Date.

Licensees:		Licensor:

CWB Holdings, Inc.		Leeland & Sig LLC d/b/a Stanley Brothers Brand Holding Co

By:	(s) “Hesaam Moallem”	By:	(s) “Jesse Stanley”

Name: Hesaam Moallem		Name: Jesse Stanley

Title: Chief Executive Officer		Title: Brand Ambassador

Date: August 21, 2018		Date: August 22, 2018

Charlotte’s Web Holdings, Inc.

By:	(s) “Hesaam Moallem”

Name: Hesaam Moallem

Title: Chief Executive Officer

Date: August 21, 2018

CW-Stanley Name & Likeness Agreement	Page 13 of 15

This Schedule A is attached to and made part of the Trademark Assignment and License Agreement (the “Agreement”) between Leeland & Sig, LLC (“Licensor”) on the one hand, and CWB Holdings, Inc. and Charlotte’s Web Holdings, Inc. (collectively, “Licensees”) on the other hand, dated August 1, 2018.

SCHEDULE A

Inducement Letter

Date: August 23, 2018

In consideration of Licensees entering into the Agreement with Licensor, and in order to induce Licensees’ execution hereof, I hereby confirm that I have read said Agreement and that I agree to perform all of the obligations and undertakings required of me and required of Licensor thereunder and to abide by all the restrictions contained therein as they are applicable to Licensor or me. I confirm that Licensor is authorized by me to contract my services, Name and Likeness, as defined in the Agreement, including any right of publicity, and I acknowledge that consideration provided by Licensees to Licensor shall fully discharge Licensees’ obligations to me.

Very truly,

(s) “Josh Stanley”	(s) “Jordan Stanley”

Josh Stanley	Jordan Stanley

(s) “J Austin Stanley”	(s) “Jonathan Stanley”

J Austin Stanley	Jonathan Stanley

(s) “Jared Stanley”	(s) “Joel Stanley”

Jared Stanley	Joel Stanley

(s) “Jesse Stanley”

Jesse Stanley

CW-Stanley Name & Likeness Agreement	Page 14 of 15

SCHEDULE B

Country	Mark	App. No.	App. Date	Applicant
United States	CHARLOTTE’S WEB BY THE STANLEY BROTHERS & Design	87049355	May 25, 2016	CWB Holdings, Inc.
United States	CW CHARLOTTE’S WEB BY THE STANLEY BROTHERS & Design	87049342	May 25, 2016	CWB Holdings, Inc.
Canada	CW CHARLOTTE’S WEB BY THE STANLEY BROTHERS & Design	1782555	May 16, 2016	CWB Holdings, Inc.
Canada	CHARLOTTE’S WEB BY THE STANLEY BROTHERS & Design	1782505	May 16, 2016	CWB Holdings, Inc.

CW-Stanley Name & Likeness Agreement	Page 15 of 15